UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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NYSE Euronext
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     On April 8, 2010, NYSE Euronext (the “Company”) sent the following letter to RiskMetrics Group relating to the stockholder proposal to eliminate the supermajority voting requirements necessary to amend certain provisions of the Company’s certificate of incorporation (charter) and bylaws. The Company is currently in discussions with its regulators regarding the possibility of amending certain sections of its charter and bylaws to partially implement the proposal, and in connection with these discussions, the Company received a letter on April 7, 2010 from the Chairs Committee of the Euronext College of Regulators (attached to the letter below as Exhibit A). The letter below includes a description of the provisions with respect to which the Company believes it may be able to secure regulatory approval for permitting amendments by simple majority vote, and those with respect to which the Company is unlikely to secure such approval.
[NYSE Euronext Letterhead]
April 8, 2010
Dr. Martha Carter
RiskMetrics Group
2099 Gaither Road
Rockville, MD 20850-4045
Re: Stockholder Proposal Regarding Simple Majority Voting for NYSE Euronext 2010 Annual Meeting
Dear Dr. Carter:
We are writing to further explain the Board’s views and a possible course of action in response to the stockholder proposal to eliminate the supermajority voting requirements necessary to amend certain provisions of NYSE Euronext’s certificate of incorporation (charter) and bylaws. This information supplements our statement in the proxy materials for the 2010 annual meeting.
As described in the 2010 proxy statement, market regulators in the United States and Europe have consistently taken an interest in the governance and control of the Company and its predecessors, which reflects their view that exchanges form an essential part of the infrastructure of the local economies. When the merger of Euronext and NYSE Group was proposed, both European and U.S. regulators were concerned about ensuring a balance of U.S. and European regulatory perspectives in the governance of the newly formed entity. Our regulators and the respective boards viewed the combination of Euronext and NYSE Group as a “merger of equals,” and balanced governance was the primary means by which the principle of equality was to be implemented. In order to better assure balanced governance in the future, the regulatory authorities required supermajority voting to amend the governance provisions in the charter and bylaws considered by the regulators to be most important. For these reasons, the Board believes that it is unlikely that the Company will be able to obtain the required regulatory approvals to implement the proposal to the fullest extent it contemplates. The Board therefore determined not to express a view on the proposal and made no recommendation as to whether stockholders should vote “for” or “against” the proposal.
The Board supports a governance structure that we believe reflects the highest standards of independence, oversight and transparency. Recognizing stockholders’ interest in simple majority voting to amend the charter and bylaws, the Board directed management to approach the relevant regulators regarding this proposal. We have engaged in preliminary discussions with our regulators on the possibility of seeking their approval to replace certain supermajority voting requirements with simple majority voting, while retaining the higher threshold for those charter and bylaw provisions that we believe the regulators consider essential to the principle of balanced governance.
Further to the detailed discussions we had with the regulators over the past weeks, we have received on April 7, 2010, a letter from the Chairs Committee of the Euronext College of Regulators (attached hereto as Exhibit A). This letter states that the balance of representation between American and European representatives on the Board of Directors was and remains an essential tenet of the merger and for the ongoing regulatory comfort of the College, and further stresses that any change to the 80% threshold on this principle would be viewed by the College as a breach of the original regulatory requirements for the combination of NYSE and Euronext. Taking this position into consideration we have set forth below (a) provisions of the charter and bylaws that we currently believe our regulators may be amenable to change consistent with the stockholder proposal and (b) other provisions that we currently believe our regulators will refuse to let us change.
Provisions that we may be able to secure regulatory approval for permitting amendments by simple majority vote
Charter
• Section 4 of Article IV – transfer restrictions on certain shares of our common stock issued in connection with the 2006 merger of NYSE Group, Inc. and Euronext N.V.
• Section 2 of Article VI – Board has sole power to call and postpone stockholder meetings
• Section 6 of Article VI – Board has the sole power to fill vacancies and newly created directorships
• Section 1 of Article VIII – stockholders may not act by written consent
• Section 2 of Article VIII – quorum requirements for stockholder meetings
Bylaws
• Section 3.1 of Article III – general powers and authority of Board
Provisions with respect to which we are unlikely to secure regulatory approval for permitting amendments by simple majority vote
Charter
• Article V – certain limitations on voting and ownership of shares of stock of the Company
• Section 8 of Article VI – permits directors to consider the long-term and short-term interests of the Company and its stockholders in taking any action, including the impact on employees and customers
• Section 3 of Article VIII – stockholders may amend or repeal the bylaws only pursuant to the specific authority in the bylaws

• Clause (A) of Article X – charter amendments may only be made pursuant to specific authority and regulatory approval
Bylaws
• Section 3.2 of Article III – certain qualifications for the Board (including number of European Persons and U.S. Persons)
• Section 3.3 of Article III – certain qualifications for the Chairman and Chief Executive Officer (one being a European Person and the other being a U.S. Person)
• Section 3.6 of Article III – filling vacancies on the Board, including in accordance with the requirements listed above
• Section 3.9 of Article III – notice of meetings of the Board, including to ensure balanced participation by European and U.S. Persons
• Section 3.10 of Article III – participation in meetings by conference telephone permitted
• Section 3.15 of Article III – permits directors to consider the effect that the Company’s actions would have on the ability of the regulated subsidiaries to carry out their responsibilities under applicable regulations and comply with law and cooperate with regulators and regulated subsidiaries
• Section 4.4 of Article IV – requires the Nominating and Governance Committee of the Board to be comprised of an equal number of European Persons and U.S. Persons
• Section 7.3(F) of Article VII – definition of “Europe”
• Section 10.9 of Article X – requires that at least 2/3 of the Board’s members approve any “Extraordinary Transaction” (including an acquisition, disposition or merger representing more than 30% of the Company’s market capitalization or an acquisition or merger with an entity whose principal place of business is outside the U.S. or Europe, pursuant to which the Company agrees that one or more Board members shall be a person who is not a U.S. Person or a European Person)
• Section 10.10(A) of Article X – amendment of the Bylaws by the Board
• Section 10.10(B) of Article X – amendment of the Bylaws by the stockholders
The discussions with the regulators are ongoing. If the Board believes that our regulators may be amenable to approving amendments to the charter and bylaws to partially implement the stockholder proposal, while maintaining a supermajority voting requirement to change elements that in their view are necessary to preserve the principle of balanced governance, the Board will take the steps that are within its power to cause such amendments to be effected. This includes seeking the affirmative vote of the holders of at least 80% of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, to amend the charter. Furthermore, under the charter, the proposed amendment would need to be submitted to the boards of directors of certain of our subsidiaries which operate markets. If such boards determine that the proposed amendments must be filed with, or filed with and approved by, one of our regulators, then such amendment will not be effectuated until filed with, or filed with and approved by, such regulator.

Of course we cannot be sure that we will receive the approval of our regulators to initiate the process discussed above, or that we will ultimately receive any such approval, within any particular time period. We will continue to discuss the matter with our regulators and take into consideration the interest of stockholders. We note that the Board supports and has adopted governance structures that we believe represent best practices, including an independent chairman of the Board and annual elections for all directors. In an effort to further enhance the accountability of each director to our stockholders, the Board recently approved an amendment to our bylaws, subject to regulatory approval as required, that would specify that director nominees in non-contested elections would be elected by a majority vote, rather than the current standard of a plurality vote.
Very truly yours,
Marshall N. Carter
Deputy Chairman

Exhibit A
The Chairs’ Committee of the Euronext College of Regulators
Mr Jan Michel Hessels
NYSE Euronext
Postbus 19163
1000 GD Amsterdam
The Netherlands
April 7th, 2010
Dear Mr. Hessels.
The Euronext College of Regulators (“the College”) has been informed that a shareholder proposal will be voted upon at the next NYSE Euronext shareholder meeting on April 29th 2010. The proposal seeks to modify the current voting requirements for certain provisions of the bylaws of NYSE Euronext so that the supermajority vote (80% of the outstanding shares) required to change various bylaws and provisions, would be suppressed and replaced by a simple majority vote (50% of the votes cast at the shareholders’ meeting).
Further to our conversations on this topic and our Euronext College of Regulators Chairs Committee meeting on 31st March 2010, we would like to outline to you our thoughts on this topic.
Firstly, the College wishes to let you know that it is supports sound corporate governance practices and our concern does not stem from the principle itself of the proposal, which may be justified by shareholder concerns over good governance, but from the fact that the proposal might put into question some of the fundamental conditions required by the College when it approved the combination between NYSE and Euronext.
One of the key principles behind the approval of the merger between NYSE and Euronext was the balance of representation between American and European representatives on the Board of Directors of NYSE Euronext. In the view of the College, this balance remains an essential tenet of the merger and for the ongoing regulatory comfort of the College.
The fact that this balanced composition could only be amended through an 80% majority of the outstanding shares and subsequent regulatory approval, provides the College with assurance that this key principle will remain. The college would view any change to the 80% threshold on this principle as a breach of the original regulatory requirements for the combination of NYSE and Euronext.

The College does however note that there may be some provisions of the bylaws and certificate of incorporation of the company that are currently protected by the 80% requirement, but which are not necessarily key to the above principles we have described. The College does not object to these aspects being addressed with an amendment to a simple 50% majority vote.
The College does not object to you referencing this letter in any discussions you may have with shareholders to explain the College’s perspective on this issue. We will send a copy of this letter to the NYSE Euronext Stichting, and to the SEC for its information.
Yours sincerely,
Alexander Justham
For and on behalf of the Chairs’ Committee of the Euronext College of Regulators
Hans Hoogervorst, Chairman, The Authority for the Financial Markets, the Netherlands
Jean-Pierre Jouyct, Chairman, The Autorite des Marches Financiers, France
Jean-Paul Servais, Chairman, The Banking, Finance and Insurance Commission,
Belgium
Carlos Tavares, Chairman, The Comissao do Mercado de Valores Mobiliarios, Portugal
Alexander Justham, Director of Markets, The Financial Services Authority, UK
CC:
Mary Shapiro, U.S. Securities and Exchanges Commission
Jacques de Larosiere, NYSE Euronext Stichting